Filed Pursuant to Rule 424(b)(3) and (c)
                                                             File No. 333-125766

                              PROSPECTUS SUPPLEMENT
                       (To Prospectus dated June 24, 2005)

This Prospectus Supplement supplements the Prospectus dated June 24, 2005, of Techedge, Inc., relating to the public offering and sale by the Techedge stockholders identified in the Prospectus of 2,794,118 shares of Techedge common stock, par value $0.0001 per share. This Prospectus Supplement should be read in conjunction with the Prospectus, and this Prospectus Supplement is qualified by reference to the Prospectus.

                               Recent Developments

Completion of Proposed Offering to Certain of the Selling Stockholders

Pursuant to a subscription agreement dated April 29, 2005, and amended as of May 4, 2005 and May 27, 2005, among Techedge, Inc. and Alpha Capital Aktiengesellschaft and Whalehaven Capital Fund Limited, Alpha and Whalehaven had agreed that, following the effectiveness of the registration statement of which the Prospectus is a part, they would purchase from Techedge, for a gross purchase price of $500,000, 1,000,000 shares of its common stock and warrants to purchase a total of 400,000 additional shares of Techedge common stock at an exercise price of $0.75 per share. On July 5, 2005, Techedge sold 500,000 shares of its common stock to each of Alpha and Whalehaven pursuant to the subscription agreement for an aggregate purchase price of $250,000 per subscriber and issued to each of Alpha and Whalehaven for no additional consideration a warrant to purchase 200,000 shares of common stock at an exercise price of $0.75 per share, which warrant is exercisable at any time through the close of business on July 5, 2010. The shares and the warrants were issued in a private placement of securities exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2) of the Securities Act.

Each of the warrants provides that until July 5, 2010, if Techedge shall issue any common stock except for certain excepted issuances, prior to the complete exercise of the warrant for a consideration per share less than the purchase price that would be in effect at the time of such issuance, then, and thereafter successively upon each such issuance, the purchase price shall be reduced to such other lower issuance price. For purposes of this adjustment, the issuance of any security or debt instrument of Techedge carrying the right to convert such security or debt instrument into common stock or of any warrant, right or option to purchase common stock shall result in an adjustment to the purchase price upon the issuance of the above-described security, debt instrument, warrant, right, or option and again at any time upon any subsequent issuances of shares of common stock upon exercise of such conversion or purchase rights if such issuance is at a price lower than the purchase price in effect upon such issuance. The reduction of the purchase price pursuant to the subscription agreement is in addition to the other rights of the subscribers under the subscription agreement.

The table below sets forth information concerning the resale of the shares of common stock beneficially owned by Alpha and Whalehaven, including the number of shares beneficially owned by each of them as of August 16, 2005, the number of shares registered for resale and the number of shares they will beneficially own if they sell all of the registered shares.

                                                                             Amount of Shares to    % of Shares to be
                                       Amount of Shares                     be Beneficially Owned   Beneficially Owned
                                      Beneficially Owned     Amount of         After Secondary       After Secondary
     Name of Beneficial Owner         Prior to Offering   Shares Offered          Offering              Offering
     ------------------------         -----------------   --------------          --------              --------
Whalehaven Capital Fund Limited(1)       1,347,059(2)         1,347,059               0                     0%

Alpha Capital Aktiengesellschaft         1,347,059(2)         1,347,059               0                     0%

-------------
(1) Whalehaven Capital Fund Limited has indicated that Evan Schemenauer, Arthur Jones and Jennifer Kelly exercise joint voting or investment power over the shares beneficially owned by it.

(2) Includes (i) 1,000,000 outstanding shares and (ii) 347,059 shares issuable upon exercise of outstanding warrants.

Techedge's Financial Results for the Quarter ended June 30, 2005

On August 12, 2005, Techedge filed its quarterly report on Form 10-QSB for the quarter ended June 30, 2005, to report the following information and events:

June 30, 2005 Financial Statements

                          Techedge, Inc. and Subsidiary
                          (A Development Stage Company)
                           Consolidated Balance Sheet
                                  June 30, 2005
                                   (UNAUDITED)

ASSETS
Current Assets:
Cash and cash equivalents                                           $    10,450
Accounts receivable, net of bad debt reserve of $14,326                  36,565
Due from related party                                                  248,986
Prepaid consulting                                                      121,700
Prepaid expenses and other current assets                                 7,979
                                                                    -----------
  Total Current Assets                                                  425,680

Property and equipment, net of accumulated depreciation                 160,753
Investment in unconsolidated subsidiary                                 324,167
Other assets                                                             30,237
                                                                    -----------

  Total Assets                                                          940,837
                                                                    ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued expenses                                   691,092
Due to officers                                                         958,724
                                                                    -----------
  Total Current Liabilities                                           1,649,816
                                                                    -----------
Commitments and contingencies                                                --

Stockholders' Equity:
Common Stock, stated value $.0001, 100,000,000
  shares authorized; 81,455,000 shares issued and outstanding             8,146
Additional paid-in capital                                            5,978,786
Deficit accumulated during development stage                         (6,692,385)
Accumulated other comprehensive income                                   (3,526)
                                                                    -----------
  Total Stockholders' Equity (Deficit)                                 (708,979)
                                                                    -----------

  Total Liabilities and Stockholders' Equity                        $   940,837
                                                                    ===========

          See notes to the unaudited consolidated financial statements

                          Techedge, Inc. and Subsidiary
                          (A Development Stage Company)
                      Consolidated Statements of Operations
                For the Three Months Ended June 30, 2005 and 2004
                             and for the Period from
          September 13, 2000 (date of inception) through June 30, 2005
                                   (UNAUDITED)

                                                      Three Months Ended          For the Period From
                                                           June 30,               September 13, 2000
                                                ------------------------------    (Date of Inception)
                                                    2005              2004         to June 30, 2005
                                                ------------      ------------    -------------------
Revenues                                        $     61,111      $     78,850      $  1,285,053
Cost of Sales                                         31,334            41,260           656,145
                                                ------------      ------------      ------------

Gross Profit                                          29,777            37,590           628,908
                                                ------------      ------------      ------------

Costs and expenses:
  Research and development                           143,796           104,168         2,005,156
  General and administrative (including
  stock-based compensation of
  $91,800, $0, and $161,911, respectively)           532,465           364,183         4,974,591
  Depreciation and amortization                       14,941            19,830           316,784
                                                ------------      ------------      ------------
  Total costs and expenses                           691,202           488,181         7,296,531
                                                ------------      ------------      ------------

Loss from operations                                (661,425)         (450,591)       (6,667,623)
                                                ------------      ------------      ------------

Other income (expense):
  Loss from unconsolidated subsidiary                     --                --           (60,134)
  Gain (Loss) on foreign currency                        594             1,037             1,254
  Interest income                                         72               322            34,118
                                                ------------      ------------      ------------
  Total other income (expense)                           666             1,359           (24,762)
                                                ------------      ------------      ------------

Net Loss                                        $   (660,759)     $   (449,232)     $ (6,692,385)
                                                ------------      ------------      ------------

Unrealized gain on foreign
  currency translation, net of tax                        --                --            (3,526)
                                                ------------      ------------      ------------

Comprehensive Loss                              $   (660,759)     $   (449,232)     $ (6,695,911)
                                                ============      ============      ============

Loss Per Common Share, basic and diluted        $      (0.01)     $      (0.01)
                                                ============      ============

Weighted Average Common Shares Outstanding,
basic and diluted                                 81,080,604        68,810,810
                                                ============      ============

          See notes to the unaudited consolidated financial statements

                          Techedge, Inc. and Subsidiary
                          (A Development Stage Company)
                      Consolidated Statements of Operations
                 For the Six Months Ended June 30, 2005 and 2004
                             and for the Period from
          September 13, 2000 (date of inception) through June 30, 2005
                                   (UNAUDITED)


                                                            Three Months Ended          For the Period From
                                                                 June 30,               September 13, 2000
                                                      ------------------------------    (Date of Inception)
                                                          2005              2004         to June 30, 2005
                                                      ------------      ------------    -------------------
Revenues                                              $    127,614      $    158,029      $  1,285,053
Cost of Sales                                               68,221            77,398           656,145
                                                      ------------      ------------      ------------

Gross Profit                                                59,393            80,631           628,908
                                                      ------------      ------------      ------------

Costs and expenses:
  Research and development                                 341,820           187,314         2,005,156
  General and administrative (including
  stock-based compensation of
  $148,300, $0, and $161,911, respectively)                970,525           560,151         4,974,591
  Depreciation and amortization                             34,013            48,009           316,784
                                                      ------------      ------------      ------------
  Total costs and expenses                               1,346,358           795,474         7,296,531
                                                      ------------      ------------      ------------

Loss from operations                                    (1,286,965)         (714,843)       (6,667,623)
                                                      ------------      ------------      ------------

Other income (expense):
  Loss from unconsolidated subsidiary                           --                --           (60,134)
  Gain (Loss) on foreign currency                              594            (2,031)            1,254
  Interest income                                              239             2,681            34,118
                                                      ------------      ------------      ------------
  Total other income (expense)                                 833               650           (24,762)
                                                      ------------      ------------      ------------

Net Loss                                              $ (1,286,132)     $   (714,193)     $ (6,692,385)
                                                      ------------      ------------      ------------

Unrealized gain on foreign
  currency translation, net of tax                              --             3,526            (3,526)
                                                      ------------      ------------      ------------

Comprehensive Loss                                    $ (1,286,132)     $   (710,667)     $ (6,695,911)
                                                      ============      ============      ============

Loss Per Common Share, basic and diluted              $      (0.02)     $      (0.01)
                                                      ============      ============

Weighted Average Common Shares Outstanding, basic
and diluted                                             80,614,588        63,426,795
                                                      ============      ============

          See notes to the unaudited consolidated financial statements

                          Techedge, Inc. and Subsidiary
                          (A Development Stage Company)
                      Consolidated Statements of Cash Flows
                 For the Six Months Ended June 30, 2005 and 2004
                             and for the Period from
          September 13, 2000 (date of inception) through June 30, 2005
                                   (UNAUDITED)

                                                                     Three Months Ended        For the Period From
                                                                          June 30,             September 13, 2000
                                                               ------------------------------  (Date of Inception)
                                                                   2005              2004       to June 30, 2005
                                                               ------------      ------------  -------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss                                                       $(1,286,132)     $  (714,193)     $(6,692,385)
Adjustments to reconcile net loss to net cash used in
    operating activities:
    Depreciation and amortization                                   48,129           56,508          399,502
    Loss on unconsolidated subsidiary                                   --               --           60,134
    Provision for doubtful accounts                                     --               --           14,326
    Loss on foreign currency exchange                                   --            3,526           (3,526)
    Stock-based compensation                                       148,300               --          161,911
    Changes in operating assets and liabilities:
       Accounts receivable                                          (1,626)          (4,126)         (50,891)
       Due from related parties                                    (30,728)          (7,090)        (248,986)
       Prepaid expenses and other current assets                     8,125          (46,376)           7,979
       Other assets                                                     --           (9,653)         (30,237)
       Accounts payable and accrued expenses                       406,887          (22,287)         716,624
       Other liabilities                                          (260,000)              --               --
                                                               -----------      -----------      -----------
           Net cash (used in) operating activities                (967,045)        (743,691)      (5,681,507)
                                                               -----------      -----------      -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
    Investment in unconsolidated subsidiary                             --               --         (408,270)
    Purchase of property and equipment                             (16,663)         (38,406)        (221,865)
                                                               -----------      -----------      -----------
           Net cash (used in) investing activities                 (16,663)        (111,703)        (630,135)
                                                               -----------      -----------      -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Net proceeds from private placement of common stock            855,000          504,000        1,363,800
    Repurchase of treasury stock                                        --               --             (432)
    Net proceeds from private placement of preferred stock              --               --        4,000,000
    Net proceeds from (repayments of) officers' advances            84,282               --          958,724
                                                               -----------      -----------      -----------
           Net cash provided by financing activities               939,282          504,000        6,322,092
                                                               -----------      -----------      -----------

Net increase (decrease) in cash                                    (44,426)        (351,514)          10,450
Cash and Cash Equivalents, beginning of period                      54,876          711,630               --
                                                               -----------      -----------      -----------
Cash and Cash Equivalents, end of period                       $    10,450      $   360,236      $    10,450
                                                               ===========      ===========      ===========

Supplemental Disclosures of Cash Flow Information:
    Interest paid                                              $        --      $        --      $        --
                                                               ===========      ===========      ===========
    Income taxes paid                                          $        --      $       500      $     2,173
                                                               ===========      ===========      ===========

               See notes to the consolidated financial statements

                          Techedge, Inc. and Subsidiary
                          (A Development Stage Company)
                   Notes to Consolidated Financial Statements
                                   (UNAUDITED)

1. BASIS OF PRESENTATION

These financial statements should be read in conjunction with a reading of the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004.

The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles applicable to interim financial information and with the requirements of Form 10-QSB and Item 310 of Regulation S-B of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. Interim results are not necessarily indicative of results for a full year. In the opinion of management, all adjustments considered necessary for a fair presentation of the financial position and the results of operations and cash flows for the interim periods have been included.

2. LOSSES DURING THE DEVELOPMENT STAGE AND MANAGEMENT'S PLANS

Through June 30, 2005 the Company had incurred development stage losses totaling $6,692,385, and net cash used in operating activities of $5,681,507. At June 30, 2005 the Company had $10,450 of cash and cash equivalents and $36,565 of net trade receivables to fund short-term working capital requirements.

The Company's ability to continue as a going concern and its future success is dependent upon its ability to raise capital in the near term to: (1) satisfy its current obligations, (2) continue its research and development efforts, and (3) successfully develop, deploy and market its products on a wide scale.

3. STOCKHOLDERS' EQUITY

In April 2005, the Company completed a private placement of 95,000 shares of common stock at a purchase price of $1.00 per share, or gross proceeds of $95,000, and, for no additional consideration, a cashless 2-year warrant to purchase an additional 95,000 shares at an exercise price of $1.50 per share. A value of $36,770 of the proceeds has been allocated to the warrant.

In May 2005, the Company completed a private placement of 500,000 shares of common stock at a purchase price of $0.50 per share, or gross proceeds of $250,000, and for no additional consideration, a cashless 5-year warrant to purchase an additional 147,059 shares at an exercise price of $0.75 per share. A value of $71,470 of the proceeds has been allocated to the warrant.

Also in May 2005, the Company completed a private placement of 500,000 shares of common stock at a purchase price of $0.50 per share, or gross proceeds of $250,000, and for no additional consideration, a cashless 5-year warrant to purchase an additional 147,059 shares at an exercise price of $0.75 per share. A value of $68,240 of the proceeds has been allocated to the warrant.

                          Techedge, Inc. and Subsidiary
                          (A Development Stage Company)
                   Notes to Consolidated Financial Statements
                                   (UNAUDITED)

4. RELATED PARTY TRANSACTIONS

The Company records material related party transactions. The Company incurs costs for certain administrative expenses from a company owned 100% by the Company's CEO. Those charges are included in general and administrative expenses. The Company also provides services to a related party and those amounts are included in revenue.

The Company also purchases equipment used in research and development from a company owned 100% by the Company's CEO.

The Company also engages in advances to and advances from related parties. The advances have no stated terms of repayment and carry no interest.

Following is a summary of transactions and balances with affiliated entities and related parties for three months and six months ended June 30, 2005 and 2004:

                                                           Three Months Ended        Six Months Ended
                                                                June 30,                  June 30,
                                                         ---------------------     ---------------------
                                                           2005         2004         2005         2004
                                                         --------     --------     --------     --------
Revenues from related party                              $      0     $     33     $      0     $     65
General and administrative expenses to related party     $ 10,890     $  3,721     $ 21,780     $  7,370
Due from related party                                   $248,986     $ 48,672     $248,986     $ 48,672

Amounts due to officers consist of advances from the Company's CEO to fund the Company's operations. It also includes compensation deferred by the Company's CEO, CFO, CTO and COO. No written repayment agreements exist with any of these officers. Amounts are unsecured, non-interest bearing and due upon demand.

5. SUBSEQUENT EVENTS

In July 2005, the Company completed a private placement of 1,000,000 shares of common stock at a purchase price of $0.50 per share, or gross proceeds of $500,000 and, for no additional consideration, a cashless 5-year warrants to purchase an aggregate of 400,000 additional shares at an exercise price of $0.75 per share. A value of $168,000 of the proceeds has been allocated to the warrant.

In July 2005, the Company entered into a service agreement pursuant to which the Company agreed to issue warrants to purchase up to an aggregate of 200,000 shares (the "Warrant Shares") of the Company's common stock in exchange for investor relations services. Techedge has the right to terminate the service agreement at any time on or after October 5, 2005, upon 30 days prior written notice. The Warrant Shares shall vest in accordance with the following schedule and are purchasable at the following exercise prices:

      o 50,000 Warrant Shares are immediately vested and may be purchased at an exercise price of $0.90 per share;

                          Techedge, Inc. and Subsidiary
                          (A Development Stage Company)
                   Notes to Consolidated Financial Statements
                                   (UNAUDITED)

      o 50,000 Warrant Shares will vest on the 91st day following the date of the service agreement and may be purchased at an exercise price of $1.10 per share;

      o 50,000 Warrant Shares will vest on the 181st day following the date of the service agreement and may be purchased at an exercise price of $1.30 per share;

      o 50,000 Warrant Shares will vest on the 271st day following the date of the service agreement and may be purchased at an exercise price of $1.50 per share.

The warrants shall terminate on the 24-month anniversary of the effective date of a registration statement filed by the Company to register the resale of the Warrant Shares; provided, however, in the event that Techedge elects to terminate the service agreement early as described above, the Warrants will terminate as to any Warrant Shares that are not then vested.

Management's Discussion and Analysis or Plan of Operation

NOTE REGARDING FORWARD-LOOKING STATEMENTS

You should read the following discussion together with the more detailed business information and consolidated financial statements and related notes that appear elsewhere in this report and in the documents that we incorporate by reference into this report. This report may contain certain "forward-looking" information within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by our use of words such as "may," "will," "should," "could," "expect," "plan," "intend," "anticipate," "believe," "estimate," "predict," "potential" or "continue" or the negative or other variations of these words, or other comparable words or phrases. This information involves risks and uncertainties. Our actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in Part I, Item 1 of our annual report on Form 10-KSB under the caption "Business--Risk Factors," which annual report was filed on March 31, 2005.

Unless the context requires otherwise, references to "we," "us," "our," "Techedge" and the "Company" refer to Techedge, Inc. and its consolidated subsidiaries.

CRITICAL ACCOUNTING POLICIES

See "Summary of Significant Accounting Policies" in the Notes to Consolidated Financial Statements December 31, 2004 in our annual report on Form 10-KSB filed on March 31, 2005 for our critical accounting policies. These policies include revenue recognition, determining our allowance for doubtful accounts receivable, accounting for cost of revenue, valuation of long-lived assets and research and development costs. No significant changes in our critical accounting policies have occurred since December 31, 2004.

BUSINESS OVERVIEW

Techedge is a mobile voice over Internet protocol, or VoIP, solution provider. Techedge has developed network services for carriers combining matured wireless products with advanced VoIP technology. Techedge is primarily focused on providing low cost mobile VoIP products and services and carving a niche in providing enabling technology to communications service providers targeting underserved markets in the United States. We are in the development stage, and have not yet initiated sales from our principal product, IP-PCS systems and solutions. We have substantially completed development of our initial product offering and are engaged in efforts to initiate commercialization of this product. We are headquartered in New Jersey, with research and development and support centers in both the U.S. and China.

The following discussion should be read in conjunction with our condensed consolidated financial statements and the notes thereto:

RESULTS OF OPERATIONS

Revenues

Current revenues are from limited sales of VoIP and value added communications services to business and residential customers. Such revenues are not significant as we continue to focus on the commercialization of our initial IP-PCS product and development of additional IP-PCS systems and solutions.

Revenue decreased to $61,111 in the 2nd quarter of 2005 from $78,850 in the 2nd quarter of 2004. The decrease in VoIP service revenues is due to reduced marketing and sales activities, and significant rate cuts in response to continued price reductions among competitors.

No customer represented more than 10% of our total revenues for the 2nd quarter of 2005 or 2004.

Comprehensive Loss

Comprehensive loss increased to $(660,759) in the 2nd quarter of 2005 from $(449,232) in the 2nd quarter of 2004. The increase in loss is due to decreased revenues, and an increase in legal, accounting, finance, and research and development expenses.

Cost of Revenues and Gross Margin

The cost of service revenues consists of costs primarily associated with network operations and related personnel, telephony origination and termination services provided by third-party carriers, and indirect costs associated with purchasing, scheduling and quality assurance.

The cost of revenues was $31,334 in the 2nd quarter of 2005, compared to $41,260 in the 2nd quarter of 2004.

Gross margins decreased to $29,777 in the 2nd quarter of 2005 from $37,590 in the 2nd quarter of 2004, primarily due to the decrease in revenue.

Research and Development Expenses

Research and development ("R&D") expenses consist primarily of personnel for system design, implementation, and testing, and equipment costs associated with IP-PCS systems and solutions development. R&D expenses increased to $143,796 in the 2nd quarter of 2005 from $104,168 in the 2nd quarter of 2004. R&D costs, including software development costs, are expensed as incurred.

General and Administrative Expenses

General and administrative ("G&A") expenses consist primarily of personnel and related overhead costs for sales, marketing, finance, legal, human resources and general management. Such costs also include sales commissions, trade show, advertising and other marketing and promotional expenses.

G&A expenses increased to $532,465 including stock-based compensation of $91,800 in the 2nd quarter of 2005 from $364,183 in the 2nd quarter of 2004. We experienced a significant increase in legal, accounting, finance, and SEC filing fees associated with becoming a publicly traded firm as a result of Techedge's acquisition of China Quantum Communications, Ltd., in June 2004, offset by a significant decrease in marketing and sales expenses. We anticipate that G&A expenses will increase as we seek to commercialize our IP-PCS systems and solutions.

Other Income (Expense)

Other income was $666 in the 2nd quarter of 2005 compared to $1,359 in the 2nd quarter of 2004.

Income Taxes

No tax provision has been recorded for 2005 or 2004, as a result of the cumulative operating losses we have generated.

LIQUIDITY AND CAPITAL RESOURCES

Cash and cash equivalents; working capital deficit. As of June 30, 2005, we had cash and cash equivalents of $10,450 and a working capital deficit of $(1,224,136), as compared to $54,876 and $(1,094,470), respectively, at December 31, 2004. The increase in our working capital deficit reflects a decrease in current assets and an increase in current liabilities. Our current liabilities of $1,649,816 include $958,724 in non-secured loans from and deferred compensation due to the officers of the Company which are payable on demand.

Net cash provided by operating activities. Net cash used in the 6 months ending June 30, 2005 was $967,045, as compared to $743,691 in the 6 months ending June 30, 2004.

Net cash used in investing activities. Net cash used in investing activities was $16,663 in the 6 months ending June 30, 2005, as compared to $111,703 in the 6 months ending June 30, 2005.

Net cash provided by financing activities. Net cash provided by financing activities was $939,282, including $855,000 through the issuance of common stock, and $84,282 from officers' advances in the 6 months ending June 30, 2005, as compared to $504,000 net cash provided by financing activities in the 6 months ending June 30, 2004.

Capital Stock Transactions. In April 2005, the Company completed a private placement of 95,000 shares of common stock at a purchase price of $1.00 per share, or gross proceeds of $95,000, and, for no additional consideration, a cashless 2-year warrant to purchase an additional 95,000 shares at an exercise price of $1.50 per share. A value of $36,770 of the proceeds has been allocated to the warrant.

In May 2005, the Company completed a private placement of 500,000 shares of common stock at a purchase price of $0.50 per share, or gross proceeds of $250,000, and, for no additional consideration, a cashless 5-year warrant to purchase an additional 147,059 shares at an exercise price of $0.75 per share. A value of $71,470 of the proceeds has been allocated to the warrant.

Also in May 2005, the Company completed a private placement of 500,000 shares of common stock at a purchase price of $0.50 per share, or gross proceeds of $250,000, and, for no additional consideration, a cashless 5-year warrant to purchase an additional 147,059 shares at an exercise price of $0.75 per share. A value of $68,240 of the proceeds has been allocated to the warrant.

Currency exchange fluctuations. For the purpose of funding the operations of our Chinese subsidiary, we have implemented simple currency hedging against fluctuations in the Chinese Renminbi to United States dollar exchange rate.

Need for current financing. Our ability to continue as a going concern is dependent upon our ability to raise capital in the near term to: (1) satisfy our current obligations and (2) continue our mobile VoIP system and solution development and commercialization efforts. Furthermore, our future success will depend on our ability to successfully market and sell our IP-PCS products and solutions. We do not have sufficient capital to fund our operations at the current level unless we receive additional capital either through external independent or related party funding, revenues from sales, further expense reductions or some combination thereof.

SUBSEQUENT EVENTS

In July 2005, the Company completed a private placement of 1,000,000 shares of common stock at a purchase price of $0.50 per share, or gross proceeds of $500,000, and, for no additional consideration, cashless 5-year warrants to purchase an aggregate of 400,000 additional shares at an exercise price of $0.75 per share. A value of $168,000 of the proceeds has been allocated to the warrant.

In July 2005, the Company entered into a service agreement pursuant to which the Company agreed to issue warrants to purchase up to an aggregate of 200,000 Warrant Shares in exchange for investor relations services. Techedge has the right to terminate the service agreement at any time on or after October 5, 2005, upon 30 days prior written notice. The Warrant Shares shall vest in accordance with the following schedule and are purchasable at the following exercise prices:

      o 50,000 Warrant Shares are immediately vested and may be purchased at an exercise price of $0.90 per share;

      o 50,000 Warrant Shares will vest on the 91st day following the date of the service agreement and may be purchased at an exercise price of $1.10 per share;

      o 50,000 Warrant Shares will vest on the 181st day following the date of the service agreement and may be purchased at an exercise price of $1.30 per share;

      o 50,000 Warrant Shares will vest on the 271st day following the date of the service agreement and may be purchased at an exercise price of $1.50 per share.

The warrants shall terminate on the 24-month anniversary of the effective date of a registration statement filed by the Company to register the resale of the Warrant Shares; provided, however, in the event that Techedge elects to terminate the service agreement early as described above, the Warrants will terminate as to any Warrant Shares that are not then vested.

OFF-BALANCE SHEET ARRANGEMENTS

We do not have any off-balance sheet arrangements.

Results of Techedge's 2005 Annual Meeting of Stockholders

On May 20, 2005,Techedge held its annual meeting of stockholders to vote on the following matters: (i) the election of directors, (ii) to approve a new equity compensation plan, Techedge 's 2005 Equity Compensation Plan (the "2005 Plan") and (iii) the ratification of the appointment of Rosenberg Rich Baker Berman & Company as the independent registered public accounting firm of Techedge for its 2005 fiscal year. Proxies representing 54,129,389 shares of common stock or 67% of the total shares outstanding on the record date for the meeting were represented at the meeting.

(a) Election of Directors. At the meeting the following three nominees for directors were elected to serve until the Company's 2006 annual meeting of stockholders.

  Nominee                  For                Withheld          Broker Non-Votes
  -------                  ---                --------          ----------------
 Peter Wang             54,129,389                0                    0
   Ya Li                54,129,389                0                    0
Charles Xue             54,129,389                0                    0

(b) Approval of 2005 Plan. The stockholders also voted on whether to approve the 2005 Plan which had previously been approved by Techedge's board of directors. The 2005 Plan was approved by the following vote:

   For                  Against             Abstaining          Broker Non-Votes
   ---                  -------             ----------          ----------------
52,820,233                 0                 1,809,156                 0

(c) Ratification of Appointment of Rosenberg Rich Baker Berman & Company. The remaining matter voted upon at the meeting was the ratification of the appointment of Rosenberg Rich Baker Berman & Company as the Company's independent registered public accounting firm for its 2005 fiscal year. At the meeting, the appointment of Rosenberg Rich Baker Berman & Company as Techedge's independent registered public accounting firm was ratified by the following vote:

   For                  Against              Abstaining         Broker Non-Votes
   ---                  -------              ----------         ----------------
54,129,389                 0                      0                    0

Recent Sale of Unregistered Securities

On July 6, 2005, Techedge, Inc., entered into a service agreement with Elite Financial Communications Group, LLC pursuant to which Elite will provide investor relations services to Techedge. The service agreement expires on July 6, 2006. However, Techedge has the right to terminate the service agreement at any time on or after October 5, 2005, upon 30 days prior written notice. As compensation, Techedge has agreed to pay Elite $7,500 per month in advance through the term of the service agreement and agreed to issue to Elite warrants (the "Warrants") to purchase up to 200,000 shares (the "Warrant Shares") of Techedge's common stock, par value $.0001 per share. The Warrant Shares shall vest in accordance with the following schedule and are purchasable at the following exercise prices:

      o 50,000 Warrant Shares are immediately vested and may be purchased at an exercise price of $0.90 per share;

      o 50,000 Warrant Shares will vest on the 91st day following the date of the service agreement and may be purchased at an exercise price of $1.10 per share;

      o 50,000 Warrant Shares will vest on the 181st day following the date of the service agreement and may be purchased at an exercise price of $1.30 per share;

      o 50,000 Warrant Shares will vest on the 271st day following the date of the service agreement and may be purchased at an exercise price of $1.50 per share.

Under the service agreement, Techedge is required to register the Warrant Shares for resale by Elite on the first applicable registration statement that Techedge files with the United States Securities and Exchange Commission pursuant to the Securities Act of 1933 after January 2, 2006. The Warrants shall terminate on the 24-month anniversary of the effective date of such registration statement; provided, however, in the event that Techedge elects to terminate the service agreement early as described above, the Warrants will terminate as to any Warrant Shares that are not then vested. The issuance of the Warrants may trigger an anti-dilution adjustment under one or more of Techedge's existing outstanding warrants.

On July 6, 2005, Techedge become obligated to issue the Warrants to Elite. The Warrants were issued in a private placement of securities intended to be exempt from registration under the Securities Act of 1933, as amended, pursuant to
Section 4(2) of the Securities Act.

           THE DATE OF THIS PROSPECTUS SUPPLEMENT IS AUGUST 18, 2005.